Exhibit 99.1

For Immediate Release

           CRM HOLDINGS, LTD. ANNOUNCES THE CLOSING OF ITS ACQUISITION
                            OF EMBARCADERO INSURANCE

HAMILTON, Bermuda, November 14, 2006 -- CRM Holdings, Ltd. ("CRM" or "the Company") (Nasdaq: CRMH), a leading provider of fee-based management and other services for workers' compensation self-insured groups in New York and California, announced today that, following the receipt of all necessary regulatory approvals and the satisfaction of all conditions contained in the stock purchase agreement between the Company and the shareholders of Embarcadero Insurance Holdings, Inc. ("EIH" or "Embarcadero"), the Company has completed the acquisition of Embarcadero. Embarcadero is a privately held California corporation with headquarters in San Francisco whose main subsidiary, Majestic Insurance Company ("Majestic") writes workers' compensation insurance for medium to large size businesses, predominantly in California.

The total consideration paid by CRM was approximately $46.3 million, of which $7.2 million will be held in escrow for varying periods pending the resolution of losses from prior years and other representations, warranties and covenants given by the sellers.

Funds for the acquisition were provided from cash on CRM's balance sheet together with the proceeds from the issuance by the Company of $35 million of trust preferred securities. The securities were issued through CRM USA Holdings Trust I, a consolidated special purpose business trust formed for the purpose of this offering. The Company received net cash proceeds of $35 million. These capital securities, which mature in 30 years, are set at a fixed rate of interest for five years at a pretax interest cost of 8.65%. After the initial five year fixed rate period, the rate of interest resets quarterly at an interest rate equal to the three-month LIBOR index plus a margin of 365 basis points. Subsequent to the acquisition, CRM expects to make a $5 million capital contribution to Majestic.

Daniel G. Hickey, Jr., Chairman of the Board and Co-CEO of CRM, said, "Having completed the formal phase of the acquisition of Embarcadero and Majestic, we are looking forward to integrating the business into the CRM family. The combination of CRM and Majestic will create a combined business of considerably enhanced scale and scope. The increased presence in our markets will offer opportunities to provide customers and brokers with a broader array of conventional workers' compensation products, and workers' compensation risk management services delivered through the self-insured group structure. In one transaction we have substantially increased the earnings potential from the funds raised in our IPO. Our reinsurance operation, Twin Bridges, now has the opportunity to write more business and to reduce its frictional costs. Overall, the long term future of the CRM group of companies in the workers' compensation risk management business has been placed on a much firmer footing by this transaction and we look forward to realizing its potential in the years to come."

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ABOUT EMBARCADERO INSURANCE AND MAJESTIC INSURANCE COMPANY

Embarcadero, through its wholly-owned subsidiary, Majestic, writes workers' compensation insurance for medium to large size businesses under various state acts and the U.S. Longshore and Harbor Workers' Compensation Act. Majestic is a California domiciled insurance company licensed in fifteen states and operates primarily in California. Majestic is currently rated B++ VI by A.M. Best.

Majestic began operations in 1986 and since then has grown its workers' compensation net earned premiums to $71.3 million in 2005. Majestic's 5-year average combined ratio was 98.6% through 2005. EIH had total assets at December 31, 2005, of $211 million and 2005 net income of $5.2 million.

ABOUT CRM HOLDINGS, LTD.

CRM is a leading provider of fee-based management and other services for workers' compensation self-insured groups in New York and California. CRM has been in the business of forming and managing self-insured groups in New York since 1999 and, in 2003, the business was expanded into California. CRM provides self-insured groups with a comprehensive range of services, including assistance in the formation of groups, underwriting, risk assessment, safety and loss control services, medical bill review and case management, general management and recordkeeping, regulatory compliance and, in New York, claims management services. CRM also acts as a broker by placing excess coverage insurance and any required surety bonds for the groups, and reinsures a portion of this excess coverage through its subsidiary, Twin Bridges. Further information can be found on the CRM website at www.CRMHoldingsLtd.bm.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). These statements are based on our current expectations and projections about future events and are identified by terminology such as "may," "will," "should," "expect," "scheduled," "plan," "seek," "intend," "anticipate," "believe," "estimate," "aim," "potential," or "continue" or the negative of those terms or other comparable terminology.

All forward-looking statements involve risks and uncertainties. Although we believe that our plans, intentions and expectations are reasonable, we may not achieve our plans, intentions or expectations. There are or may be important factors that could cause actual results to differ materially from the forward-looking statements we make in this document. Such risks and uncertainties are discussed in the company's Form 10-K for the year ended December 31, 2005 and in other documents filed by the company with the Securities and Exchange Commission. We believe that these factors include, but are not limited to the following:

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     o    The cyclical nature of the insurance and reinsurance industry;
     o    Premium rates;
     o    Investment results;
     o    Regulatory changes;
     o    The estimation of loss reserves and loss reserve development;
     o    The occurrence and effects of wars and acts of terrorism;
     o    The effects of competition;
     o The possibility that the outcome of any litigation or arbitration proceeding is unfavorable;
     o    Failure to retain key personnel;
     o    Economic downturns; and
     o    Natural disasters.

These risks and others could cause actual results to differ materially from those expressed in any forward-looking statements made. The Company undertakes no obligation to update publicly or revise any forward-looking statements made.

     CRMH-E

     CONTACT INFORMATION:

     Mark Collinson
     CCG Investor Relations
     10960 Wilshire Blvd, Ste 2050
     Los Angeles, CA  90024
     (310) 231-8600 ext. 117